Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Proxy Statement constituting a part of this Registration Statement on Form S-4 of our report dated March 25, 2021, relating to the financial statements of Tailwind Acquisition Corp., which is contained in that Proxy Statement. We also consent to the reference to us under the caption “Experts” in the Proxy Statement.

/s/ WithumSmith+Brown, PC

New York, New York
March 25, 2021